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                                                                    EXHIBIT 10.5


                                 LEASE CONTRACT

Lessor:  Mr. Shao-Lin Zheng

Address: 44, Nan Shui Village, Nanshan District,
         Shenzhen Municipality, the People's Republic of China.

Lessee:  Supply Chain Services Limited

Address: 8/F, Guangdong Textile Centre, 22 Minden- Avenue, Tsimshatsui, Kowloon,
         Hong Kong.
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     In accordance with the provisions of the "Regulations of the Shenzhen
Special Economics Zone on the Leasing of Buildings" and the relevant implementation rules, Lessor and Lessee, through negotiations, concluded this
Contract, and have agreed as follows:

     1. Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor the space in the premises situate at Room 610, Unit 3, Nan Shui Garden, Nanshui
Buxing Street, Nanshan District, Shenzhen Municipality, the People's Republic of
China ("PRC") (the "Premises"). The gross floor area of the Premises amounts to ninety-two (92) square meters.

     2. The Premises shall be leased to Lessee for a term of two (2) year (the
"Term"). The Fixed Term shall commence on February 19, 2001 and expire on August
18, 2001, both days inclusive, and the Renewable Term shall commerce on August
19, 2001 and expire on February 18, 2003, both days inclusive.

     3. Lessee warrants that the uses of the Premises will be in conformity with all applicable laws, rules and government regulations.

     4. The monthly rent for the Premises shall be RMB 1,500.00. Lessee shall pay to Lessor the rent prior to the fifth (5th) day of each month.

     5. Lessee shall pay to Lessor a rent deposit amount to one (1) month rent on the Effective Date of this Contract. Lessor shall give Lessee relevant receipt upon receipt of the rent deposit.

     The said Deposit shall be retained by the Lessor if Lessee desires to terminate this Contract prior to the expiration of the Fixed Term.

     6. During the Tenn, Lessee shall be liable for the payment of the water fees, electricity fees, telephone fees, gas fees, sanitation fees, and building management fees.

     7. Lessee shall use the Premises as it is normally used, shall take good care of it and protect it against unreasonable damage. Upon the termination of this Contract, Lessee shall return the Premises within 48 hours, and shall see to it that the Premises is in reasonably good condition apart from the fair wear and tear, while at the same time making final settlement of the fees for which Lessee is liable.

     8. If in the course of Lessee's use of the Premises, the Premises is damaged or in a state which impedes the safe and normal use thereof, Lessee shall promptly notify Lessor and take effective measures.

     9. Lessee shall be liable for damage or loss caused by the improper or unreasonable use of the Premises by Lessee.
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     10. During the Term, Lessee may make renovations to the Premises if it is agreed by Lessor.

     11. Without the written approval of Lessor, Lessee shall not sublet the Premises or any part thereof to any third party.

     12. If any of the events set forth below occurs during the Term, this Contract shall terminate automatically with effect from the occurrence of any of such events:

          a. the performance of this Contract becomes impossible as a result of force majeure or an expected event;

          b. the Premises has to be demolished because the land on which it stands is to be appropriated by the government.

     13. Lessor shall be entitled to terminate this Contract if Lessee fails to pay rent for more than fifteen (15) days.

     14. This Contract may be terminated by either party upon giving thirty (30) days written notice to the other party. Without prejudice to such termination, each party agrees to fulfill all obligations which accrued there under, prior to the time such termination becomes effective.

     15. Each party shall indemnify and hold the other party harmless against actual loss as a result of its failure to perform its obligations under this Contract.

     16. If Lessee desires to extend this Contract, it shall propose to extend the Term to Lessor thirty (30) days prior to the expiration of the Term. Lessee shall have the priority in renewing this Contract on the same terms and conditions offered by other prospective lessees if Lessor intends to grant another lease of the Premises.

     17. Additions to or deletions of the terms of this Contract shall be set forth in the Appendices attached to this Contract. Such Appendices shall form an integral part of this Contract and shall be have the same legal validity as this Contract.

     The parties hereto may make supplementary agreements after consultation in respect of matters not covered by this Contract. Such supplementary agreements shall be have the same legal validity as this Contract.

     18. All notices required by this Contract shall be in writing and sent by registered mail, postage prepaid and addressed to:

Lessor:  Mr. Shao-Lin Zheng
         44, Nan Shui Village,
         Nanshan District,
         Shenzhen Municipality,
         the People's Republic of China.

Lessee:  Supply Chain Service Limited
         Room 1501, Yi Hai Plaza,
         Chengye Road,
         Nanshan District,
         Shenzhen Municipality,
         the People's Republic of China.

         Facsimile: 86-755-6411173

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     19. In the event of a dispute between Lessor and Lessee or either party failing to comply with any provision of this Contract, the parties shall resolve any such disputes or non-compliance through friendly consultation immediately after one party has delivered to the other party a request for such consultation. In the event the parties are unable to resolve the dispute within thirty (30) days of initiation of the friendly consultation, the parties shall bring a lawsuit to a People's Court.

     20. The Chinese text (if any) of this Contract shall be the primary text of this Contract, the English text is a duplicate. In the event of a conflict between the Chinese text and the English text of this Contract, the Chinese text of this Contract shall, as between the parties hereto, prevail over the English text in the interpretation of this Contract.

     21. This Contract shall be executed in two (2) counterparts. Lessor and Lessee shall each hold one (1) copy.

     22. This Contract shall become effective from the date of its signing (the "Effective Date").



Lessor: Mr. Shao-Lin Zheng                )
Contact Telephone Number: 86-13808808929  ) /s/ Shao-Lin Zheng
                                            ------------------


Lessee: Supply Chain Services Limited     )
Legal Representative: Mr. Thomas Y.C. Chu )
Contact Telephone Number: 852-23668312    ) /s/ Thomas Y.C. Chu
                                            -------------------


Witnesses: /s/ Pauline Chu
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Date: February 1, 2001